Exhibit 16(d)(vii)

Execution Version

Equity Commitment Letter

January 26, 2026

EH MergerSub Inc.

Ladies and Gentlemen:

This letter agreement sets forth the commitments of Momentum Solutions II, LLC, a Texas limited liability company (the “Investor”), on the terms and subject to the conditions contained herein, to purchase, or cause the purchase of, shares of Common Stock, par value $0.01 per share (“Merger Sub Common Stock”) of EH MergerSub Inc., a Delaware corporation (“Merger Sub”), indirectly through one or more entities.  It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of August 15, 2025 (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among Merger Sub, Soho House & Co Inc., a Delaware corporation (the “Company”) and EH Parent LLC, a Delaware limited liability company (“Parent” and together with Merger Sub, the “Buyer Parties”), Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving the merger (the “Transaction”) and, in the merger, each outstanding share of Merger Sub Common Stock, including the shares of Merger Sub Common Stock purchased by the Investor pursuant hereto, will convert into one share of Class A Common Stock of the Company.  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.            Commitments.

(i)          Closing Commitment.  Investor hereby irrevocably commits on the terms and subject to the conditions set forth herein, that at or prior to the Closing, Investor shall purchase, or cause the purchase of, directly or indirectly, and Merger Sub shall issue and sell to Investor (or its designee), shares of Merger Sub Common Stock at the Per Share Price per share of Merger Sub Common Stock for an aggregate cash amount of $99,999,999 (the “Closing Commitment”), which amount shall be used solely for the purpose of allowing Merger Sub and the Company to directly or indirectly fund a portion of the aggregate amount required to be paid to the stockholders of the Company in respect of their shares of Company Common Stock pursuant to, and in accordance with, the Merger Agreement subject to the conditions set forth in the Merger Agreement; provided, that Investor shall not, under any circumstances, be obligated to contribute to, or purchase equity or otherwise provide funds, directly or indirectly, from or to, Parent, the Company or Merger Sub, in any amount in excess of the Closing Commitment and the Enforcement Expenses (as defined below).  The aggregate amount of liability of Investor under this letter agreement shall at no time exceed the Closing Commitment plus any Enforcement Expenses.  Investor may effect the purchase of shares of Merger Sub Common Stock directly or indirectly through one or more affiliated entities; provided, that no such action shall reduce the amount of Investor’s Closing Commitment or otherwise affect the obligations of Investor under this letter agreement.  This letter agreement is being delivered by the Investor to Merger Sub in connection with the Transaction, with the understanding and acknowledgment of the Investor that each of Merger Sub, Parent and the Company is relying on this letter agreement.  On (i) August 15, 2025, certain other investors in Merger Sub affiliated with Apollo Capital Management, L.P. (the “Apollo Investors”), entered into a letter agreement (excluding the MCR Fund IV Commitment Letter, as amended, restated, modified or supplemented from time to time, the “Apollo Equity Commitment Letter”) with Merger Sub, pursuant to which the Apollo Investors committed to invest (or cause to be invested), directly or indirectly, in Merger Sub the applicable amounts set forth in their Apollo Equity Commitment Letter, (ii) August 15, 2025, MCR Hospitality Fund IV LP and MCR Hospitality Fund IV QP LP (collectively, “MCR Fund IV”) entered into a letter agreement (the “MCR Fund IV Commitment Letter”) and committed to invest (or cause to be invested), directly or indirectly, in Merger Sub the applicable amounts set forth in the MCR Fund IV Commitment Letter and (iii) January 13, 2026, Morse Ventures, Inc. (“Morse Ventures” and, together with MCR Fund IV, the “MCR Investors”) entered into a letter agreement (the “Morse Ventures Equity Commitment Letter” and collectively with the MCR Fund IV Commitment Letter, the “Other Equity Commitment Letters”) with Merger Sub, pursuant to which Morse Ventures committed to invest (or cause to be invested), directly or indirectly, in Merger Sub $50,000,000.  The amount to be funded under this letter agreement shall be reduced to the extent that the Company determines in its sole and absolute discretion that it does not require the full amount of the Closing Commitment to pay the amounts payable to the stockholders of the Company in respect of their shares of Company Common Stock pursuant to, and in accordance with, the Merger Agreement (and any related costs and expenses) by reason of the Company having obtained funds from other sources.  For the avoidance of doubt and notwithstanding anything to the contrary contained in this letter agreement, unless the Company in its sole and absolute discretion determines otherwise, the Closing Commitment shall not be reduced by any incremental financing obtained by (i) the Company pursuant to the Subscription Agreements or (ii) the Company, Parent or Merger Sub as set forth in the letter agreements dated as of August 15, 2025 between the Company and Richard Caring and the Company and certain affiliates of Goldman Sachs & Co LLC.

(ii)        Voting Agreement.  The Investor, intending to be legally bound, hereby covenants and agrees to enter into the Voting Agreement, substantially in the form attached hereto as Exhibit A (the “Voting Agreement”), at the Closing under the Merger Agreement.

(iii)        Consulting Agreement.  The Investor, intending to be legally bound, hereby covenants and agrees to enter into the Consulting Agreement, substantially in the form attached hereto as Exhibit B (the “Consulting Agreement”), at the Closing under the Merger Agreement.

2.            Conditions.

(i)        The Closing Commitment, including the obligation of Investor to fund the Closing Commitment, shall be subject to the satisfaction or waiver in writing by Investor of the following conditions precedent:

(a)
the receipt by the Investor of (A) counterparts signed by the Company, the MCR Investors and Yucaipa (as defined in the Voting Agreement) (or written evidence reasonably satisfactory to the Investor (which may include a copy transmitted by email, facsimile or other electronic method) that such party has signed a counterpart) of the Voting Agreement (B) a counterpart signed by the Company (or written evidence reasonably satisfactory to the Investor (which may include a copy transmitted by email, facsimile or other electronic method) that such party has signed a counterpart) of the Consulting Agreement;

(b)
the satisfaction in full, or waiver by the Buyer Parties in writing of each of the conditions to the Buyer Parties’ obligations to consummate the Transaction that is set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing) provided, that those other conditions would be capable of being satisfied if the Closing were on such date; and provided, further, that the Buyer Parties shall not have waived any condition or other term of the Merger Agreement, granted any consent, or deemed any condition satisfied (including by amending or waiving any provision of a schedule or amendment thereto, or granting any consent or agreeing the Company’s obligations under the provisions have been satisfied) that is, or would reasonably be expected to be, materially adverse to the Investor (for the avoidance of doubt, any waiver or amendment of Section 7.1(d) of the Merger Agreement shall be deemed materially adverse to Investor);

(c)
the MCR Investors funding not less than $99,999,000 in equity commitments concurrently with and on the same date as (or prior to) funding by the Investors; it being understood that the failure of any MCR Investor (a “Defaulting Other Investor”) to satisfy and perform, or to then be prepared to satisfy and perform, in full its obligations under such Defaulting Other Investor’s Other Equity Commitment Letter shall not limit or impair the ability of Merger Sub or the Company to enforce the obligations of the Investor under, and in accordance with, this letter agreement if Merger Sub and/or the Company is also seeking enforcement of the obligation of such Defaulting Other Investor to fund such Defaulting Other Investor’s required equity commitment pursuant to such Defaulting Other Investor’s Other Equity Commitment Letter;

(d)	Reserved;

(e)
the Company having irrevocably confirmed to Investor that it stands ready, willing and able to fund, or cause to be funded, the cash to the Payment Agent pursuant to Section 2.9(b) of the Merger Agreement;

(f)
the Merger Agreement not having been amended or modified in any manner (including but not limited to, amending or waiving any provision of a schedule or amendment thereto or granting any consent or agreeing the Company’s obligations under the provisions have been satisfied) that is, or would reasonably be expected to be, materially adverse to Investor, including but not limited to an increase in the Per Share Price;

(g)
the Merger Agreement not having been amended or modified in any manner (including but not limited to, amending or waiving any provision of a schedule or amendment thereto or granting any consent or agreeing the Company’s obligations under the provisions have been satisfied) that would otherwise increase the payment obligations of the Investor under or in connection with the Merger Agreement or this letter agreement;

(h)
the Investor having received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer of the Company, certifying that the conditions set forth in clauses (a) through (g) of this Section 2.1(i) have been satisfied; and

(i)	either or both of:

A.	the substantially concurrent consummation of the Transaction in accordance with the terms of the Merger Agreement; or

B.
the date by which the Company is required to consummate the Merger pursuant to Section 2.3 of the Merger Agreement having occurred or passed and the Company having irrevocably confirmed in writing to the Investor that if specific performance is granted that would require consummation of the Transaction, then the Closing would occur in accordance with the terms of the Merger Agreement.

(ii)        Merger Sub shall use commercially reasonable efforts to provide Investor with at least three Business Days advance written notice of the Closing Date.

3.            Enforceability.  Neither Investor nor Parent or Merger Sub’s creditors shall have any right to enforce this letter agreement or to cause Parent or Merger Sub to enforce this letter agreement.  Notwithstanding the foregoing, (i) the Company shall be, and is intended to be, a third-party beneficiary of this Section 3 and Sections 4, 5 and 10 hereof and (ii) Merger Sub and the Company shall have an explicit right to enforce this letter agreement and the Closing Commitment of Investor (which right of enforcement may be sought directly against Investor).  The Investor agrees to pay on demand in cash all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Company, Merger Sub or their respective Affiliates in connection with the Company’s or Merger Sub’s enforcement of this letter agreement if the Investor fails or refuses to make any payment hereunder when such payment is due (such expenses, the “Enforcement Expenses”).  Merger Sub and the Investor acknowledge and agree that the Company and Merger Sub shall not be required to provide any bond or other security to specifically enforce the terms and provisions of this letter agreement and Investor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of the Company’s third-party beneficiary rights or Merger Sub’s rights set forth herein.

4.           No Modification; Entire Agreement.  This letter agreement may not be amended, restated, supplemented or otherwise modified without the prior written consent of Merger Sub, the Company and the Investor.  Together with the other agreements being entered into in connection with the Transaction, this letter agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, written or oral, between Investor or any of their Affiliates, on the one hand, and Merger Sub or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.  Each party hereto acknowledges that, in entering into this letter agreement, it is not relying on, and shall have no remedies in respect of, any representation, warranty or undertaking (whether made innocently or negligently) not expressly set out in this letter agreement.  So far as is permitted by law and except in the case of actual fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in this letter agreement shall be for specific performance of the terms of this letter agreement and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.  Except as expressly permitted in Section 1 and Section 5 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Merger Sub, the Company and Investor.  Any transfer in violation of the preceding sentence shall be null and void ab initio.  Notwithstanding anything to the contrary herein, the parties hereby agree and acknowledge that none of the foregoing agreements and acknowledgements set forth in this Section 4 shall limit the rights and remedies available to the Company or Merger Sub with respect to Investor under Section 3 hereof or any other agreements being entered into in connection with the Transaction.

5.          Assignment.  Except as provided in Section 1, this letter agreement may not be assigned by any party hereto, in whole or in part, without the prior written consent of Investor, the Company and Merger Sub, except that such prior written consent shall not be unreasonably withheld, conditioned or delayed if Investor assigns all or a portion of its obligations to fund its Closing Commitment to one or more of its Affiliated investment funds or vehicles; provided, however, that (i) no such assignment to an Affiliated investment fund or vehicle shall (a) relieve Investor from any of its obligations hereunder or (b) alter, reduce or enlarge any obligation of any other party to this letter agreement; (ii) such assignment or delegation to an Affiliated investment fund or vehicle would not reasonably be expected to prevent, impair, delay or materially impede the consummation of the Closing; (iii) such Affiliated investment fund or vehicle executes and delivers to Merger Sub an equity commitment letter consistent with this letter agreement; (iv) at the time of such assignment or delegation, such Affiliated investment fund or vehicle has undrawn capital commitments that may be called, cash or other sources of immediately available funds that together comprise an amount not less than the Closing Commitment; (v) such assignment or delegation to an Affiliated investment fund or vehicle could not be reasonably expected to result in any additional consent or approval being required under applicable law; and (vi) the Investor provides at least 2 Business Days’ notice to Merger Sub and the Company of such assignment or delegation to an Affiliated investment fund or vehicle.  Any purported assignment in violation of the foregoing shall be null and void ab initio.  Investor acknowledges that the Company, Parent and Merger Sub have entered into the Merger Agreement in reliance upon, among other things, Investor’s Closing Commitment set forth herein.

6.        Governing Law; Submission to Jurisdiction.  THIS LETTER AGREEMENT AND ANY CLAIM OR CONTROVERSY HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICT OF LAWS OF ANY JURISDICTION THAT WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN DELAWARE.  EACH OF THE PARTIES HERETO (I) IRREVOCABLY AGREES THAT ALL ACTIONS (WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS LETTER AGREEMENT SHALL BE EXCLUSIVELY RESOLVED IN A, AND EACH OF THE PARTIES HERETO, IN CONNECTION WITH ANY SUCH ACTION, SUBMITS TO THE JURISDICTION OF ANY, FEDERAL OR STATE COURT SITTING IN THE CITY OF WILMINGTON IN THE STATE OF DELAWARE AND (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

7.           Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES AND AGREES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8.          Counterparts.  This letter agreement may be signed in any number of counterparts (including by electronic mail with attachment in pdf format or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including DocuSign)), with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this letter agreement.

9.           No Third-Party Beneficiaries.  Except as expressly set forth in Section 3, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Closing Commitment of Investor or any provision of this letter agreement.

10.        Confidentiality.  The existence and content of this letter agreement shall be treated as confidential and is being provided to Merger Sub solely in connection with the transactions contemplated by the Merger Agreement.  The existence and content of this letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of Investor and Merger Sub; provided, however, that no such written consent shall be required (and the Investor and its Affiliates shall be free to release such information) for disclosures to the Investor’s and its Affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-investors, related investment funds, consultants and other representatives, to the extent such Persons need to know such information in connection with the Transactions and so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 10; and provided, further, that Investor, Parent and Merger Sub may disclose this letter agreement to the extent required by law; and provided, further, that the Company and Parent may disclose the letter agreement to its respective Affiliates, officers, directors, employees, advisors, representatives, auditors and financing sources, as applicable, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 10.

11.        Termination.  This letter agreement and the obligation of Investor to fund the Closing Commitment will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing; (b) the termination of the Merger Agreement (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 11), in accordance with its terms, unless prior to such termination of the Merger Agreement, Merger Sub shall have commenced an action seeking specific enforcement of the obligations of Investor to fund the Closing Commitment hereunder, in which case the Closing Commitment shall terminate upon the final, non-appealable resolution of such action and satisfaction by Investor of any obligation finally determined or agreed to be owed by Investor, subject to the terms hereof and of the Merger Agreement; (c) the commencement by Merger Sub of any lawsuit or other legal proceeding asserting any claim (whether in equity, tort, contract or otherwise) against any Investor or any of the Investor Parties (as defined below) under, in respect of, or relating to, the Merger Agreement, or this letter agreement or the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith), other than an action seeking specific enforcement of the obligations of Parent to consummate the Closing in accordance with the Merger Agreement or Investor to fund the Closing Commitment hereunder; and (d) Investor contributing to Merger Sub cash in an aggregate amount equal to the Closing Commitment.

12.       No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Merger Sub covenants, agrees and acknowledges on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them, that no Person other than Investor (and any assignee permitted in accordance with Section 1 or Section 5 hereof) has any obligation hereunder or, except for Merger Sub, in connection with the transactions contemplated hereby, and that, notwithstanding that Investor (or any assignee permitted in accordance with Section 1 or Section 5 hereof) may be a partnership or other entity, no Person, including Merger Sub, has any right of recovery under this letter agreement against, and no recourse under this letter agreement or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates (other than Investor or any assignee permitted in accordance with Section 1 or Section 5 hereof), members, managers, general or limited partners or representatives of Investor or any former, current or future equity holder, controlling Person, director, officer, employee, Affiliate (other than Investor or any assignee permitted in accordance with Section 1 or Section 5 hereof), member, manager, general or limited partner or representative of any of the foregoing (collectively, but for the avoidance of doubt, not including Investor or any assignee permitted in accordance with Section 1 or Section 5 hereof, the “Investor Parties”), whether by the enforcement of any judgment, fine or penalty, or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise except for (i) Merger Sub’s right to enforce any of the terms of this letter agreement against Investor or any assignee permitted in accordance with Section 5 hereof and (ii) the Company’s right to enforce this letter agreement against the parties hereto as a third-party beneficiary solely as and to the extent specified in, and on the terms and subject to the conditions of, this letter agreement (the claims referred to in the foregoing clauses (i) and (ii), including the claims for specific performance thereunder, the “Retained Claims”); it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by Investor, as such, for any obligation of Investor under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided, however, that in the event Investor (a) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (b) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of Investor’s remaining net assets plus uncalled capital is less than Investor’s Closing Commitment, plus any Enforcement Expenses, hereunder, then Merger Sub may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such continuing or surviving entity or such transferee Person, as the case may be, but only to the extent of the obligations of Investor hereunder and subject to the limitations herein.

Merger Sub further agrees that neither it nor any of its Affiliates shall have any right of recovery against Investor or any Investor Party, whether by piercing of the corporate veil, by a claim on behalf of Merger Sub against any Investor or any Investor Party, or otherwise, except for the (A) Retained Claims, (B) funding of the Closing Commitment, and/or (C) payment of the Enforcement Expenses, in each case under and to the extent provided in this letter agreement, on the terms and subject to the conditions hereof.  Merger Sub hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against any Investor or any Investor Party except for claims solely against Investor under this letter agreement.

13.          Representations and Warranties.  Investor hereby represents, warrants and covenants, to Merger Sub as follows:

 a.          The Investor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

 b.       To the extent (if any) that its governing documents limit the amount it may commit to any one investment, the Investor’s Closing Commitment hereunder plus any Enforcement Expenses is (and will continue to be until the satisfaction of its obligations hereunder or termination of this letter agreement in accordance with its terms) less than the maximum amount that it is permitted to invest in any one investment pursuant to the terms of its governing documents.

 c.         The Investor has the requisite power and authority to enter into and deliver this letter agreement and to perform its obligations under this letter agreement.

 d.         This letter agreement has been duly and validly executed and delivered by The Investor and constitutes the lawful, valid and binding agreement of the Investor, enforceable against the Investor, in accordance with its terms.

 e.         Such Investor has, and will maintain through the Closing, available cash necessary to fund, or cause the funding of, the Closing Commitment.

 f.          The Investor shall furnish information, as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing or any Other Required Parent Filing and the Investor shall otherwise fulfill the obligations of the Consortium Members set forth in Section 6.3 of the Merger Agreement.

 g.          If any filing or notification may be required under the HSR Act in connection with the Transaction, the Investor shall make such filing or notification as promptly as practicable after the date hereof and the Investor shall otherwise cooperate with the Buyer Parties and the Company with respect to their respective obligations set forth in Section 6.2(a)-(c) of the Merger Agreement.

 h.         This letter agreement does not contravene, conflict with or result in any violation of any provision of the Investor’s governing documents.

 i.        All consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by the Investor have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement.

[Signature Pages Follow]

Very truly yours,

MOMENTUM SOLUTIONS II, LLC

By:	/s/ George Popstefanov
Name:	George Popstefanov
Title:	Chief Executive Officer, President & Secretary

[Signature Page to Equity Commitment Letter]

Agreed to and accepted as of
the date first written above:

EH MERGERSUB INC.

By:	/s/ Bradford Nugent
Name: Bradford Nugent
Title: Authorized Signatory

[Signature Page to Equity Commitment Letter]

Exhibit A

Form of Voting Agreement

[***]

Exhibit B

Form of Consulting Agreement

[***]